                                                                    EXHIBIT 10.9

                              RESEARCH AGREEMENT
                              ------------------

     This Research Agreement (the "Agreement") is made as of this 18th day of November, 1999 by and between YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM, 46 Jabotinsky Street, Jerusalem ("Yissum") of the one part, and LAKARO BIOPHARMACEUTICALS, INC. (the "Company") of the other part.

     WHEREAS, the Company, pursuant to the License Agreement of even date herewith, between CMCC and the Company (the "License Agreement"), is the exclusive licensee of certain rights to certain patents and patent applications (the "Inventions") currently under development by Dr. Shmuel Ben-Sasson (hereinafter, "Inventor") at Yissum;

     WHEREAS, the Company wishes to finance research which is being carried out and conducted in the Hebrew University of Jerusalem (hereinafter referred to as the "University") under the supervision of the Inventor, subject to and as detailed in the research program annexed hereto as an integral part hereof (hereinafter referred to as the "Research"); and

     WHEREAS, the Company has entered into a definitive license agreement (the "License Agreement") with Children's Medical Center Corporation ("CMCC") of even date herewith for the purpose of developing and commercializing the technology being developed at the University by the Researcher.

     WHEREAS, Yissum is the exclusive representative of the University and of the Researcher in all aspects relating to the Research and/or this Agreement and all rights whatsoever in the Research and/or the results thereof shall belong to Yissum and/or CMCC; and

     WHEREAS, the University has the facilities and the personnel with the requisite skills, experience, and knowledge to undertake such Study (as hereinafter defined); and

     WHEREAS, Yissum agrees to procure the performance of the Research in accordance with the terms and conditions of this Agreement below.

     NOW, THEREFORE, the parties agree as follows:

1.   Recitals and Definitions.  The recitals hereto constitute an integral part
     ------------------------
hereof. In this Agreement the following expressions shall have the meanings appearing alongside them.

     (a) "University" shall mean the Hebrew University of Jerusalem and/or each of its branches.

     (b) "Research" shall mean the research which is being carried out and conducted in the University subject to and as detailed in the Research program annexed hereto as an integral part hereof and marked as Appendix "A".

     (c) "Research Program" shall mean the subject matter of the Research as set forth in Appendix "A".

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     (d)  "Research Results" shall mean the tangible and intangible information arising out of the Research, including, without limitation, any patents, patent applications, information, material, results, devices and any know-how arising therefrom.

     (e) "Research Period" shall mean the period set forth in the Research Program for the performance of the Research.

     (f) "Know-how" shall mean the Research Results and/or the patents and/or the patent registration applications detailed in Appendix "B".

     (g) "Agreement" shall mean this agreement together with all the appendices and annexes hereto.

     (h)  "Consideration" shall mean the amounts set forth in Appendix C.

2.   The Research and its Performance
     --------------------------------

     (a) Yissum hereby agrees to procure its performance in the University, all as provided below in this Agreement.

     (b) Yissum shall procure the conduct of the Research in accordance with the Research Program during the Research Period and in accordance with the other terms and conditions as provided in Appendix "A" hereto. The Company is entitled to request that Yissum add to or introduce changes in the Research during the course of the performance of the Research, provided that such additions or changes as aforesaid are coordinated a reasonable time in advance and also provided that the Consideration is adjusted to the reasonable satisfaction of Yissum.

     (c) Within sixty (60) days from the date hereof and from time to time thereafter, the Company agrees to meet with the Researchers to establish research milestones ("Milestones") which shall be set through good faith negotiations for the dates which are twelve (12), eighteen (18), twenty-four
(24) and thirty (30) months from the date of this Agreement and to review the progress towards the attainment of the Milestones. Such Milestones shall be added to Appendix A and made a part of this Agreement.

     (d) This Agreement may be extended for additional one-hundred-eighty (180) day periods upon the mutual written agreement of the parties, provided the parties shall have reached an agreement regarding the amount of financing the Company shall pay to Yissum for the extended period or periods.

     (e) On a semiannual basis and commencing six (6) months after the commencement of the Research and upon the expiration of the Research Period or of the extended period, Yissum shall give the Company a report detailing the results and conclusions of the Research (hereinafter referred to as the "Scientific Report"). For the avoidance of doubt, it is hereby expressed that the Agreement in general and this clause in particular shall not constitute an obligation and/or confirmation on the part of Yissum that any results and/or conclusions will be achieved in consequence of the performance of the Research and/or that a Product may be developed as a result thereof.

     (f) The Company may at any time during the Research Period obtain any information relating to the Research's performance from Yissum, including plans and

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documents relating thereto. The Company's representative may attend the site where the Research is being carried out, provided that the time of such visit is coordinated in advance with Yissum and the Researchers.

3.   Improvements and Patent Rights.  It is recognized and understood that
     ------------------------------
certain existing Inventions and technologies are the separate property of the Company or Yissum and are not affected by this Agreement, and neither Party shall have any claims to or rights in such separate inventions and/or technologies. Any improvements or inventions ("Improvements") to the Patent Rights (as defined in Article I(I) of the License Agreement) resulting from the Research (including, without limitations, intellectual property rights set forth in Article I(I)(1)-(5)) shall be promptly disclosed in writing to the Company, but in no event shall disclosure of such Improvements by Yissum, the Principal Investigator or other researcher be made to any third party unless in accordance with this paragraph 3; provided, however, that title to any new Improvements resulting from the Study shall be in Yissum. Inventorship of such Improvements shall be determined in accordance with patent law or by mutual agreement if the Improvements are not patentable. To the extent that Yissum owns the rights of sole or joint inventorship of such Improvements, the Company is hereby granted, without further consideration, an exclusive right and license to any Improvements upon the terms and conditions set forth in the License Agreement and such Improvements shall be included as a part of the Patent Rights thereof. In addition, if any such Invention is not patentable or otherwise protectable as a trade secret, the Company shall have the right to use, develop, manufacture, have manufactured, market and employ any such unpatentable Inventions without the obligation to pay any royalties so long as the license is in effect or the information is in the public domain.

4.   Patent Prosecution.  Any patents and/or patent applications arising out of
     ------------------
the Research or contained in the Research Results shall be diligently prosecuted in accordance with Article VI of the License Agreement.

5.   Finance of the Research
     -----------------------

     (a) In Consideration for the performance of the Research and in order to finance it, the Company undertakes to pay, or procure its subsidiary, if any, to pay to Yissum the amount detailed in the appendix annexed hereto as an integral part hereof and marked as Appendix C.

     (b) It is agreed between the parties that the provisions of this Agreement shall not prevent Yissum, the University and/or the Researchers from obtaining gifts, grants, donations or other charitable contribution from other entities for the Research, provided that such entities shall not be granted rights (commercial, financial or otherwise) in the Research, the Research Results or the Know-how prejudicing the rights granted to the Company in accordance herewith.

     (c) Should the Research Period be extended as detailed in clause 2(c) above or for any other reason as agreed to between the parties, the parties shall determine by agreement the supplemental finance for the period of the extension and such fee shall be added to the Consideration. The terms and conditions of this Agreement shall apply, mutatis mutandis, to the supplemental Consideration.

     (d) Yissum shall submit to the Company every six (6) months commencing from the date of commencement of the Research Period (hereinafter referred to as the "Reporting

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

Period") a report of expenses relating to the Research (hereinafter referred to as the "Expense Report"). The Expense Report shall detail all the expenses incurred relating to the Research and shall be submitted to the Company within forty-five (45) days after the expiration of the Reporting Period. A summary Expenses Report shall be submitted sixty (60) days after the expiration of the Research Period, and should the Research Period be extended, 60 days after the expiration of each extended period.

     (f) If this Agreement is terminated prior to the end of the Research Period, all funds paid up to the time of termination shall be considered non-recoverable by the Company. Additionally, Yissum's sole damages and remedy shall be to recover from the Company all amounts owed for work completed and non-cancelable expenses committed through the date of termination based pro-rata upon the figures in Appendix C, provided, however, that the Company shall reimburse Yissum for non-cancelable employment obligations entered into by Yissum as a result of this Agreement, except for the Principal Investigator, for the remainder of any Agreement year which has begun and within such year the termination has occurred. Paragraphs 3 (Inventions and Patent Rights), 7 (Confidential Information), 8 (Use of Name), 9 (Publication), and 10 (Indemnification) shall survive any termination of this Agreement.

6.   Ownership
     ---------

     Yissum and/or CMCC are the owners of the entire right, title and interest in the Know-how and the Research Results, as more fully described in Appendix B attached hereto, and the inventions described and/or claimed therein.

7.   Confidentiality
     ---------------

     (a) The Company and Yissum warrants and undertakes that during the term of this Agreement and subsequent thereto, it shall maintain confidentiality and also be liable for its employees and/or representative and/or persons acting on its behalf maintaining absolute confidentiality of all information, details and data which is in and/or comes to its knowledge and/or that of its employees, representatives and/or any person acting on its behalf directly or indirectly relating to the Research, the Know-how, the Product. The Company and Yissum undertake not to convey or disclose anything in connection with the foregoing to any entity.

     (b) The obligation contained in this clause shall not apply to information which is:

          (i) received by the Company from a third party rightfully in possession of the same and having the right to disclose the same; or

          (ii) now or hereafter in the public domain through no fault of the Company; or

          (iii) disclosed without confidentiality restrictions by the Company pursuant to prior specific written approval of Yissum; or

          (iv) required to be disclosed by legal, administrative or judicial process; or

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

          (v) approved for public release by written authorization by the Disclosing Party.

     (c) The Company may disclose details and information as aforesaid to its employees, sub-licensees, potential sub-licensees and other third-parties, if such sub-licensees, potential sub-licenses or other third-parties have executed an undertaking for the maintenance of confidentiality as mentioned below.

     (d) Without prejudice to the foregoing, the Company shall not mention the University's name in any manner or for any purpose in connection with this Agreement, the subject of the Research or any matter relating to the Research or the Know-how, without obtaining Yissum's prior written consent, unless the Company reasonably determines that such use of name may be required by law. The Company shall further procure that any entity connected with and subordinate to it shall not mention the University's name or the subject of the Research or any matter relating to the Research as aforesaid unless such information is otherwise publicly available.

     (e) Yissum shall execute and procure that its Researchers, employees and/or any other person connected with it with regard to the License executes an undertaking for the maintenance of confidentiality in the form annexed hereto as an integral part hereof and marked as Appendix E.

     (f) The Company shall execute and procure that its employees and every person connected with it or engaged by it executes an undertaking for the maintenance of confidentiality in the form contained in Appendix E.

     (g) The breach of this clause, including the sub-clauses hereof, by any person or entity other than Yissum or the Company shall not be deemed a breach of the Agreement, if Yissum or the Company prove that they took all reasonable steps to avoid the breach.

     (h) The termination of this Agreement shall not release the Company from its obligations pursuant to this clause, including the sub-clauses hereof.

8.   Use of a Party's Name.  Neither Party will, without the prior written
     ---------------------
consent of the other Party, use in advertising, publicity, or otherwise, the name, trademark, logo, symbol, or other image of the Party or that Party's employee or agent; provided, however, that Yissum acknowledges and agrees that the Company may Yissum's name and references to this Agreement and related agreements and the names of the their employees (including, without limitation, the Principal Investigator) as they may relate to such agreements in any private placement memorandum, prospectus, registration statement or any similar disclosure document used by the Company for capital raising and financing purposes as may be required by and in accordance with applicable law without such prior written consent. Yissum may list the existence of this Agreement in its internal documents and annual reports and databases which are available to the public and identify the Project by title, Principal Investigators, the Company, and period and amount of funding.

9.   Publications.  In the event that Yissum desires to publish or disclose, by
     ------------
written, oral or other presentation, the Patent Rights or any material information related thereto which may jeopardize the aforementioned rights then Yissum shall notify the Company in writing in accordance with Article XIV of their intention at least fifteen (15) days prior to any speech, lecture or other oral presentation and at least sixty (60) days prior to any written or

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

other publication or disclosure. Yissum shall include with such notice a description of any such proposed oral presentation or, in any proposed written or other disclosure, a current draft of such proposed disclosure or abstract. The Company may request that the Inventors and Yissum, no later than thirty (30) days following the receipt of such notice, delay such publication or disclosure in order to enable the Company to request that Yissum file, or have filed on its behalf, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed. Upon receipt of such request, Yissum shall arrange for a delay in such publication or disclosure until such time as Yissum has filed, or had filed on its behalf, such patent application, copyright or other appropriate form of intellectual property protection in form and in substance reasonably satisfactory to the Company and Yissum. If Yissum receives no such request from the Company to delay publication or disclosure, then Yissum may submit such material for publication or presentation or make such other publication or disclosure. If Yissum has not filed, or had filed on its behalf, such patent application, copyright or other appropriate intellectual property protection within thirty (30) days of a request by the Company to Yissum to do so, then the Company shall have the right but not the obligation to file on behalf of Yissum any appropriate intellectual property protection upon notice to Yissum within fifteen (15) days of the expiration of said thirty (30) day period. Upon receipt of such notice, Yissum shall arrange for a delay in publication or disclosure until such time as the Company has filed such patent application, copyright or other appropriate form of intellectual property protection which the Company agrees to file as soon as is reasonably practicable provided, however that said deferral shall not exceed ninety (90) days from the receipt of such notice.

10.  Liability and Indemnity
     -----------------------

     (a) The Company agrees to indemnify, hold harmless and defend Yissum, its trustees, officers, employees, and agents from and against any and all claims, suits, losses, damages, costs, fees, expenses (including reasonable attorney's fees), and other liabilities asserted by third parties, both government and non-government, resulting from or arising out of the Study carried out pursuant to this Agreement; provided, however, that the Company shall not be liable for (a) the negligence, intentional wrongdoing, or failure of the Researcher to follow the Research Program, Yissum, its trustees, officers, employees and agents and
(b) any and all claims for damages to Yissum property or for bodily injury, death or property damage to employees of Yissum or to any third party acting on behalf of or under the authorization of Yissum arising out of the performance of this Agreement, except for the negligent or intentional acts solely of the Company with respect to both (a) and (b) above. Without limiting the foregoing, except for the negligence or willful misconduct of Yissum, the Company agrees to indemnify and defend Yissum from all liabilities, demands, damages, expenses and losses (including reasonable attorney fees and expenses of litigation) arising out of the use by the Company, or any party acting on behalf of or under authorization from the Company, of the Research Results or out of any use, sale or other disposition by the Company, or by any party acting on behalf of or under authorization from the Company, of products made or developed incorporating the Research Results or made by a process incorporating the Research Results.

     (b) Yissum agrees to indemnify, hold harmless and defend the Company, its directors, officers, employees, and agents from and against any and all claims, suits, losses, damages, costs, fees, expenses (including reasonable attorney's fees), and other liabilities asserted by third parties, both government and non-government, resulting from or arising out of the Research carried out pursuant to this Agreement as a result of the negligence, intentional wrongdoing of Yissum, its trustees, officers, employees and agents and any and all claims for bodily injury, death or property damage to employees of Yissum or to any third party acting on behalf of or under the authorization of Yissum arising out of the performance of this Agreement, provided, however, that Yissum shall not be liable for the negligent or intentional acts solely of the Company. Yissum, its trustees, officers, employees and agents shall incur no liability under this Section 10(b) with respect to any claims, suits, losses, damages, costs, fees, expenses (including reasonable attorney's fees), and other liabilities asserted by third parties, both government and non-government, as a result of product liability and/or patent infringement.

11.  Term and Termination
     --------------------

     (a) Subject to the terms and conditions as set forth in this Agreement, the term of this Agreement shall be for a period of two (2) years.

     (b) Without prejudice to Yissum's rights at law or pursuant to this Agreement, Yissum may terminate this Agreement by notice given to the Company if a receiver or liquidator is appointed for the Company and/or the Company passes a resolution for voluntary winding up or a winding up application is made against the Company and not set aside within sixty (60) days;

     (c) Without prejudice to the Company's rights pursuant to this Agreement or at law, the Company shall be entitled to terminate the Agreement on the winding up or bankruptcy of Yissum or if Yissum should commit a breach of the Agreement and not remedy the breach within thirty (30) days of receiving notice thereof.

     (d) Should the Inventor fail to attain any Milestone then the Company shall be entitled to terminate this Agreement and shall not be obligated to continue to finance the Research contemplated under this Agreement.

     (e) Should the Inventor become unable to complete or continue the Research for any reason, then Yissum and/or CMCC shall propose a substitute researcher (the "Substitute Researcher") to the Company. In the event that the Substitute Researcher is not reasonably acceptable to the Company, then the Company shall be entitled to terminate this Agreement and shall not be obligated to continue to finance the Research contemplated under this Agreement.

     (f) Upon termination of this Agreement other than pursuant to the above paragraphs (c) and (d), the Company shall return to Yissum, within fourteen (14) days of such termination, all material relating to the Research, Know-How and/or Research Results, and it may not make any further use thereof. Notwithstanding the foregoing, the termination of this Agreement by the expiry of the term set forth in subparagraph (a) above, provided that all payments due Yissum shall have been paid according to the terms of this Agreement, shall not be considered a termination pursuant to this subparagraph and shall not require the return by the Company of any materials relating to the Research, Know-How and/or Research Results or the cessation of the use thereof.

     (g) Upon termination of this Agreement, Yissum shall refrain from selling any shares of common stock of the Company and exercising any warrants owned or possessed by Yissum and shall return any such shares or warrants to the Company within fourteen (14) days of such termination.

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     (h)  Termination of this Agreement pursuant to this Article 11 shall not constitute a breach of, nor result in the termination of, the License Agreement.

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12.  Governing Law
     -------------

     The provisions of this Agreement and everything concerning the relationship between the parties in accordance with this Agreement shall be governed by Israeli law and jurisdiction shall be granted only to the appropriate court in Jerusalem.

13.  Arbitration
     -----------

     (a) Any differences or disputes arising between the parties in connection with the Agreement and/or its interpretation, performance and/or breach shall be referred for the decision of a tribunal of arbitrators. Each of Yissum and the Company shall select one arbitrator. The third arbitrator shall be selected by mutual agreement of the first two.

     (b) Should the selected arbitrators be unable to reach agreement as to the third arbitrator's identity, the arbitrator shall be appointed by the President of the Israel Bar on the application of either of the parties.

     (c) The arbitration shall be held in Israel. The arbitrator shall be released from the civil procedure and laws of evidence but shall be bound by the substantive law of Israel and be liable to give grounds for his decision.

     (d)  The arbitrators' decision shall be final and bind the parties.

     (e) The parties execution of this Agreement shall constitute the execution of an arbitration deed.

14.  Miscellaneous
     -------------

     (a) This Agreement and the rights and duties appertaining thereto may not be assigned by either party without first obtaining the written consent of the other. Any such purported assignment, without the written consent of the other party, shall be null and of no effect. Notwithstanding the foregoing, Yissum or the Company may assign this Agreement to the following:

          (ii) a purchaser, merging or consolidating corporation or acquiror of substantially all of Yissum's or the Company's assets or business; or

          (iii) an Affiliate of Yissum or the Company subject to the consent of the other Party which consent shall not be unreasonably withheld.

     (b) The failure or delay of a party to the Agreement to claim the performance of an obligation of the other party shall not be deemed a waiver of the performance of such obligation.

     (c) Each party shall bear its own legal and other expenses involved in the making of this Agreement.

     (d) The headings to the clauses in this Agreement are for the sake of convenience only and shall not serve in the Agreement's interpretation.

     (e) This Agreement constitutes a full and complete agreement between the parties and may only be amended by a document signed by both parties.

     (f) The appendixes annexed hereto constitute an integral part hereof and shall be read jointly with its terms and provisions.

15.  Notices
     -------

     All notices and communications pursuant to this Agreement shall be made in writing and sent by registered mail to or served at the following addresses:


     If to Yissum:       Yissum Research Development Company
                         of the Hebrew University of Jerusalem
                         POB 4279, Jerusalem.

     If to the Company:  Lakaro Biopharmaceuticals, Inc.
                         216 Jaffa Road
                         Jerusalem 94383
                         Att: General Counsel

or such other address furnished in writing by one party to the other. Any notice sent as aforesaid shall be deemed to have been received four days after being posted by registered mail or one day after personal service, as the case may be.

AS WITNESS THE HANDS OF THE PARTIES:


                            YISSUM RESEARCH DEVELOPMENT
                            COMPANY OF THE HEBREW


                            By:     /s/ Moti Perlmutter
                                    ----------------------------
                            Name:   Moti Perlmutter
                            Title:  Managing Director


                            LAKARO BIOPHARMACEUTICALS, INC.


                            By:     /s/ Ira Weinstein
                                    ----------------------------
                            Name:   Ira Weinstein
                            Title:  Treasurer

                                  APPENDIX A

                Scientific Agenda for KINASE Technology (2000)


                                      ***
                       (paragraph intentionally omitted)

                                      ***
                       (paragraph intentionally omitted)

                           APPENDIX B - THE KNOW-HOW


Patent Applications

1. Short Peptides Which Selectively Modulate the Activity of Serine/Threonine Kinases - CMCC 590 - Filed in U.S. (08/861,338), PCT (US98/10319), EPO
     (98922571.8), Japan, China, Canada, Australia.

2. Design of Short-Peptides That Selectively Modulate Intracellular Signaling - CMCC 547 - Filed in U.S.(08/861,153), PCT (US98/10321), EPO
     (98922451.4), Japan, China, Canada, Australia

3. Short Peptides Which Selectively Modulate the Activity of Protein Kinases - CMCC - 679 - Filed in U.S. (09/161,094), PCT (US99/22106).

4. Short Peptides from the B4 and B5 Regions of Protein Kinases Which Selectively Modulate Protein Kinase Activity - CMCC 775 - Filed in the U.S. (09/458,491)



                                   Know-How

                                       13
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                          APPENDIX C - CONSIDERATION


        The Company will pay to Yissum the total amount of *** per year for a two (2) consecutive years as payable in equal quarterly installments commencing December 15, 1999, and to be made every three (3) months thereafter, provided that the Research has not otherwise been terminated.

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